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                                                                Exhibit 3(a)


                                    COMPOSITE
                            ARTICLES OF INCORPORATION
                                       OF
                        TXU ELECTRIC DELIVERY COMPANY *


                                   ARTICLE ONE

         The name of the Corporation is TXU Electric Delivery Company.

                                   ARTICLE TWO

         The period of its duration is perpetual.

                                  ARTICLE THREE

         The purpose for which the Corporation is organized is to transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act (hereinafter referred to as the "TBCA").

                                  ARTICLE FOUR

         The aggregate number of shares which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares of Common Stock, without par value.

         Each share of Common Stock of the Corporation issued and outstanding or held in the treasury of the Corporation immediately prior to the close of business on July 31, 2002 is changed into and reclassified as 69,000 fully paid and nonassessable shares of Common Stock, without par value, and at the close of business on such date, each holder of record of Common Stock shall, without further action, be and become the holder of 68,999 additional shares of Common Stock for each share of Common Stock held of record immediately prior thereto as determined by the Board of Directors. Effective at the close of business on such date, each certificate representing shares of Common Stock outstanding or held in treasury immediately prior to such time shall continue to represent the same number of shares of Common Stock and as promptly as practicable thereafter, the Corporation shall issue and cause to be delivered to each holder of record of shares of Common Stock at the close of business on such date an additional certificate or certificates representing 68,999 additional shares of Common Stock for each share of Common Stock held of record immediately prior thereto.


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         * Composite articles of incorporation reflecting articles of incorporation, as filed on November 6, 2001; articles of amendment, as filed on January 7, 2002, July 31, 2002 and May 17, 2004; the current number, name and address of the directors of the corporation and the omission of the name and address of the incorporator, as would be set forth in restated articles of incorporation.


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                                  ARTICLE FIVE

         If, with respect to any action to be taken by the shareholders of the Corporation, any provision of the TBCA would, but for this Article Five, require the vote or concurrence of the holders of shares having more than a majority of the votes entitled to be cast thereon, or of any class or series thereof, the vote or concurrence of the holders of shares having only a majority of the votes entitled to be cast thereon, or of any class or series thereof, shall be required with respect to any such action.

         Any action required by the TBCA to be taken at any annual or special meeting of the shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all the shares entitled to vote on the action were present and voted.

                                   ARTICLE SIX

         The Corporation will not commence business until it has received for the issuance of shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done, or property actually received.

                                  ARTICLE SEVEN

         The street address of its initial registered office is Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411 and the name of its registered agent at such address is TXU Business Services Company (Office of the Corporate Secretary).

                                  ARTICLE EIGHT

         The number of directors of the Corporation shall be fixed, from time to time, in the manner provided in the Bylaws of the Corporation and shall be one
(1) or more.

         The number of directors constituting the current Board of Directors is five (5), and the names and addresses of the persons who are to serve as directors until the next annual meeting of the shareholders or until their successors are duly elected and qualified are:

                               T.L. Baker
                               Energy Plaza
                               1601 Bryan Street
                               Dallas, Texas 75201





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                               David A. Campbell
                               Energy Plaza
                               1601 Bryan Street
                               Dallas, Texas 75201

                               Kirk R. Oliver
                               Energy Plaza
                               1601 Bryan Street
                               Dallas, Texas 75201

                               Eric H. Peterson
                               Energy Plaza
                               1601 Bryan Street
                               Dallas, Texas 75201

                               C. John Wilder
                               Energy Plaza
                               1601 Bryan Street
                               Dallas, Texas 75201

                                  ARTICLE NINE

         The Corporation may, from time to time, to the extent it may lawfully do so, purchase, directly or indirectly, any of its stock outstanding at such price as may be fixed by its Board of Directors and accepted by the holders of the stock purchased, and may resell any stock so purchased or otherwise acquired by it at such price as may be fixed by the Board of Directors.

                                   ARTICLE TEN

         (a) The Corporation shall indemnify and may purchase and maintain insurance or other arrangements on behalf of any and all persons whom it may lawfully indemnify and insure to the fullest extent permitted by the TBCA, as the same exists or may hereafter be amended, or by the laws of the State of Texas, as in effect from time to time.

         (b) A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any act or omission in such director's capacity as a director, except that this provision does not eliminate or limit the liability of a director to the extent the director is found liable for: (i) a breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit whether or not the benefit resulted from an action taken within the scope of the director's office; or (iv) an act or omission for which the liability of the director is expressly provided for by an applicable statute. If the laws of the State of Texas are hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by such laws as so amended.


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         (c)    No repeal or modification of this Article Ten by the
shareholders of the Corporation shall adversely affect any right or protection of a director or other person lawfully indemnified by the Corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

                                 ARTICLE ELEVEN

         Upon any issue or sale for money or other consideration of any additional, unissued or treasury shares of capital stock of this Corporation, or securities convertible into or carrying a right to subscribe to or acquire shares of capital stock of this Corporation that may be authorized from time to time, no holder of stock (irrespective of the kind of such stock) shall have any preemptive or other right to subscribe for, purchase or receive any proportionate or other share of the stock so issued or sold, such preemptive rights being expressly denied, but the Board of Directors may dispose of all or any portion of such stock as and when it may determine free of any and all such rights, whether by offering the same to shareholders or others or by sale or other disposition as said Board of Directors may deem advisable. Nothing in this Article shall be construed to limit the authority of the Board of Directors to grant options or first refusal rights with respect to the capital stock of the Corporation.

                                 ARTICLE TWELVE

         Cumulative voting by the shareholders of the Corporation at any election for directors is expressly prohibited. The shareholders entitled to vote for directors in such election shall be entitled to cast one vote per directorship for each share held, and no more.




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